Exhibit 99.1
EVERI REPORTS 2018 THIRD QUARTER RESULTS
Revenues of $120.3 Million, Net Income of $2.1 Million or $0.03 per Diluted Share,
and Adjusted EBITDA of $58.3 Million

Ninth Consecutive Quarter of Consolidated Revenue and Adjusted EBITDA Growth

Las Vegas, NV - November 6, 2018 - Everi Holdings Inc. (NYSE:EVRI) (“Everi” or the “Company”) today reported financial results for the third quarter ended September 30, 2018.

Michael Rumbolz, President and Chief Executive Officer of Everi, commented, “Our third quarter results reflect the ongoing progress we are achieving through the execution of key initiatives, including the successful introduction of new products for our Games and Financial Technology Solutions (“FinTech”) businesses which are driving consistent growth. We generated our ninth consecutive quarter of year over year revenue and Adjusted EBITDA growth, with revenue increasing 17.3% to $120.3 million and Adjusted EBITDA rising 9.6% to $58.3 million. We also generated our third consecutive quarter of positive net income and earnings per share. Both business segments are contributing to this growth, with quarterly record FinTech revenue and Adjusted EBITDA of $54.5 million and $26.5 million, respectively, and Games revenue and Adjusted EBITDA of $65.8 million and $31.8 million, respectively, each reaching their second highest ever quarterly level. As a result of the continuing strength in both lines of business, we remain on track to achieve our outlook for full year Adjusted EBITDA of $228 million to $231 million and to deliver on our expectation for near-term acceleration in free cash flow generation.”
Consolidated Full Quarter Comparative Results (unaudited)

	Three Months Ended September 30,
	2018	2017
	(in millions, except per share amounts)
Revenues (1)	$120.3	$102.6

Operating income	$21.5	$19.8

Net income (loss)	$2.1	$(4.3)

Net earnings (loss) per diluted share	$0.03	$(0.06)

Diluted shares outstanding	74.6	66.9

Adjusted EBITDA (2) (3)	$58.3	$53.2

(1)
Revenues for the three months ended September 30, 2017 are presented on a comparable basis to retrospectively reflect a net versus gross reporting of revenues under ASC 606, which primarily impacts the Company’s Financial Technology Solutions business. This has no impact on the Company’s operating income, net loss, net loss per diluted share, or Adjusted EBITDA. For further discussion, see the Net Versus Gross Impacts on Revenues and Cost of Revenues disclosure at the end of this release.

(2)
Adjusted EBITDA for the three months ended September 30, 2018 excludes the benefit of approximately $0.6 million related to an adjustment to certain purchase accounting liabilities related to the Company’s acquisition of certain compliance assets in 2015.

(3)
For a reconciliation of net income (loss) to Adjusted EBITDA, see the Unaudited Reconciliation of Net Income (Loss) to EBITDA and Adjusted EBITDA and Adjusted EBITDA Margin provided at the end of this release.

Mr. Rumbolz added, “Growth in our Games segment continues to be driven by the successful introduction of new products. Electronic gaming machine unit sales rose 43% to 1,165 units, our largest quarterly total since we acquired the Games business. The primary driver of the unit sales growth was success with our E43 and mechanical reel games which both achieved their highest ever level of quarterly unit sales. Our mechanical reel product remains a key driver of unit sales growth given our position as an industry-leading provider for this segment of the slot floor. Our installed base rose 901 units year over year and our emphasis on introducing new, higher-yielding premium games and form factors, including our E43, while also expanding placements beyond our historical core market continues to drive growth in our gaming operations. Quarter-end premium unit placements, including our highest ever level of wide-area progressive placements of 535 units, now represent 20.1% of our total installed base, as compared to 17.8% a year ago. Growth in premium unit placements and the increase in unit placements in higher yielding markets drove a significant improvement in daily win per unit, which rose $2.32, or 8.6%, year over year.

“Our FinTech business continues to grow and expand on its market leading position with our focus on innovation driving further penetration of our solutions. We continue to provide our customers with a wide range of products that efficiently deliver the most cash to their gaming floor and provide them with actionable data that helps them manage their operations more proactively. Our differentiated and integrated products address all of our customers’ FinTech needs and have been a critical factor in our ability to grow our market share. FinTech results in the third quarter benefited from the ongoing strength in the domestic casino market and new market wins. This drove an increase in nearly all of the segment’s key performance metrics including growth in core cash access revenue, growth in transaction volumes, growth in overall dollars processed, and our highest level of kiosk sales and service revenue in twelve quarters. We also continue to work with several customers on trials of CashClub™ Wallet, our new digital wallet product. This is an important first step in the evolution of digital payments in the gaming industry, which we believe positions our FinTech business for future market success.

“It is clear that the investments we have made in our Games and FinTech portfolios have led to the creation of the new products that are helping drive consistent growth in our operating results. As we demonstrated at G2E last month, we have established a product development roadmap that will further expand the number of markets and segments of the casino floor our Games business can address, while we maintain and grow our FinTech market leadership. As a result, we continue to strengthen our foundation for growth and are confident in our ability to achieve our targets for revenue, Adjusted EBITDA and free cash flow growth going forward. We believe this will lead to significant improvements in our leverage profile. We are generating notable growth now and we are confident that we have the right plan in place to achieve even more success going forward as we continue to unlock value in the business.”

Third Quarter 2018 Results Overview
Revenues are presented herein on a comparable basis (see the Net Versus Gross Impacts on Revenues and Cost of Revenues disclosure at the end of this release for a reconciliation of 2017 amounts as reported to as adjusted).

Revenues for the third quarter of 2018 increased 17.3% to $120.3 million from $102.6 million in the third quarter of 2017. Revenues from the Games and FinTech segments were $65.8 million and $54.5 million, respectively, for the third quarter of 2018. The Company reported operating income of $21.5 million for the third quarter of 2018, compared to operating income of $19.8 million in the third quarter of 2017.

Everi recorded income before income tax of $1.4 million in the third quarter of 2018 compared to a loss before income tax of $3.6 million in the third quarter of 2017. The Company reported net income of $2.1 million, or $0.03 per diluted share, for the third quarter of 2018 compared to a net loss of $4.3 million, or a diluted loss per share of $(0.06), in the prior-year period.

Adjusted EBITDA for the third quarter of 2018 increased approximately 9.6%, or $5.1 million, to a third quarter record $58.3 million from $53.2 million in the third quarter of 2017. Games and FinTech segment Adjusted EBITDA for the three months ended September 30, 2018 were $31.8 million and $26.5 million, respectively. Games and FinTech segment Adjusted EBITDA for the three months ended September 30, 2017 were $29.4 million and $23.8 million, respectively.

Games Segment Full Quarter Comparative Results (unaudited)

	Three Months Ended September 30,
	2018	2017
	(in millions, except unit amounts and prices)
Revenues (1)	$65.8	$55.3

Operating (loss) income	$(0.7)	$1.8

Adjusted EBITDA (2)	$31.8	$29.4

Unit sales:
Units sold	1,165	817
Average sales price ("ASP")	$17,005	$17,251

Gaming operations installed base:
Average units installed during period:
Average units installed	14,233	13,098
Approximate daily win per unit (3)	$29.45	$27.13

Units installed at end of period:
Class II	9,478	8,837
Class III	4,638	4,378
Total installed base	14,116	13,215

Installed base - Oklahoma	6,598	6,684
Installed base - non-Oklahoma	7,518	6,531
Total installed base	14,116	13,215

Premium units	2,840	2,348

(1)
Revenues for the three months ended September 30, 2017 are presented on a comparable basis to retrospectively reflect a net versus gross reporting of revenues under ASC 606, which was not material for the Games operating segment.

(2)
For a reconciliation of net income (loss) to Adjusted EBITDA, see the Unaudited Reconciliation of Net Income (Loss) to EBITDA and Adjusted EBITDA and Adjusted EBITDA Margin provided at the end of this release.

(3)	Approximate daily win per unit excludes the impact of the direct costs associated with the Company’s wide-area progressive jackpot expense.

2018 Third Quarter Games Segment Highlights
On a comparable revenue basis, Games segment revenues were $65.8 million in the third quarter of 2018 compared to $55.3 million in the third quarter of 2017.

•
Revenues from gaming operations increased 15.4%, or $5.8 million, to $43.5 million in the third quarter of 2018 compared to $37.7 million in the prior-year period. The increase reflects year-over-year growth in both the installed base and estimated daily win per unit (“DWPU”).

◦	The installed base at September 30, 2018 increased 901 units year over year to 14,116 units and premium units increased 21%, or 492 units, year over year.

◦
DWPU in the third quarter of 2018 increased 8.6%, or $2.32, to $29.45, compared to $27.13 in the prior-year period. The increase reflects, in part, improvements in the unit performance following capital investments in new cabinets and games to update a portion of the installed base and an increase in the premium unit placements including wide-area progressive games. This was the fourth consecutive quarter of year-over-year growth in DWPU.

◦	Interactive revenue was $0.5 million in the third quarter of 2018 compared to $0.2 million in the prior-year period.

◦	Revenues from the New York Lottery business, which are included in gaming operations revenue, were $4.7 million in the third quarter of both 2018 and 2017.

•
Revenues generated from the sale of gaming units and other related parts and equipment totaled $21.1 million in the third quarter of 2018 compared to revenues of $16.3 million in the prior-year period. Gaming unit sales increased 43% to 1,165 units in the third quarter of 2018 compared to 817 units in the prior-year period.

•
Other gaming revenues, which include revenues from TournEvent of Champions qualifying events, generated $1.2 million in revenue in the third quarter of 2018 compared to $1.3 million in the prior-year period.

Financial Technology Solutions Segment Full Quarter Comparative Results (unaudited)

	Three Months Ended September 30,
	2018	2017
	(in millions, unless otherwise noted)
Revenues (1)	$54.5	$47.3

Operating income	$22.2	$18.0

Adjusted EBITDA (2) (3)	$26.5	$23.8

Aggregate dollar amount processed (in billions):
Cash advance	$1.8	$1.6
ATM	$4.9	$4.5
Check warranty	$0.3	$0.3

Number of transactions completed (in millions):
Cash advance	2.8	2.4
ATM	23.4	21.6
Check warranty	0.9	0.9

(1)
Revenues for the three months ended September 30, 2017 are presented on a comparable basis to retrospectively reflect a net versus gross reporting of revenues under ASC 606, which primarily impacts the Company’s FinTech business. This has no impact on the Company’s operating income or Adjusted EBITDA. For further discussion, see the Net Versus Gross Impacts on Revenues and Cost of Revenues disclosure at the end of this release.

(2)
Adjusted EBITDA for the three months ended September 30, 2018 excludes the benefit of approximately $0.6 million related to an adjustment to certain purchase accounting liabilities related to the Company’s acquisition of certain compliance assets in 2015.

(3)
For a reconciliation of net income (loss) to Adjusted EBITDA, see the Unaudited Reconciliation of Net Income (Loss) to EBITDA and Adjusted EBITDA and Adjusted EBITDA Margin provided at the end of this release.

2018 Third Quarter Financial Technology Solutions Segment Highlights
On a comparable revenue basis, FinTech revenues increased approximately 15.2% to $54.5 million in the third quarter of 2018 compared to $47.3 million in the prior year period.

•
Revenues from cash access services, which include ATM, cash advance and check services, increased 8.0% or $2.9 million to $39.4 million in the third quarter of 2018 as compared to $36.5 million in the third quarter of 2017. The core cash access revenue growth was the result of increased same store transactions and dollars processed, as well as the benefits from new customer wins from competitive bid processes and new casino openings.

•
Equipment Sales revenues increased 140% or $4.2 million to $7.2 million in the third quarter of 2018 as compared to $3.0 million in the third quarter of 2017. This increase is the result of higher sales of fully integrated kiosks in the third quarter of 2018 as compared to the prior-year period.

•
Revenues from information services and other, which includes compliance products, Central Credit and other service revenue, increased $0.1 million to $7.9 million in the third quarter of 2018 as compared to $7.8 million in the third quarter of 2017.

Reiterated 2018 Outlook
Everi today reiterated its expectation for 2018 full year Adjusted EBITDA to be in a range of $228 million to $231 million. The Company continues to expect full year capital expenditures and placement fees of $125 million to $130 million, reflecting capital expenditures of approximately $104 million to $109 million and placement fee payments of approximately $21 million.

For a reconciliation of projected net income to projected Adjusted EBITDA, see the Reconciliation of Projected Net Income to Projected EBITDA and Projected Adjusted EBITDA provided at the end of this release.

New Revenue Recognition Standard
In May 2014, the Financial Accounting Standards Board issued a new standard related to revenue recognition, commonly referred to as ASC 606. The Company adopted the new standard effective January 1, 2018.
Revenues for the three and nine month periods ended September 30, 2017 have been presented on a comparable basis to retrospectively reflect a net versus gross reporting of revenues under ASC 606, which primarily impacts the Company’s Financial Technology Solutions business. This has no impact on the Company’s operating income, net income (loss), net earnings (loss) per diluted share or Adjusted EBITDA. For a reconciliation of the as adjusted to as reported amounts, see the Net Versus Gross Impacts on Revenues and Cost of Revenues disclosure at the end of this release.

Investor Conference Call and Webcast
The Company will host an investor conference call to discuss its 2018 third quarter results at 5:00 p.m. ET today.  The conference call may be accessed live over the phone by dialing (888) 394-8218 or for international callers by dialing (323) 701-0225.  A replay will be available beginning at 8:00 p.m. ET today and may be accessed by dialing (844) 512-2921 or (412) 317-6671 for international callers; the PIN number is 2679513.  The replay will be available until November 13, 2018. The call will be webcast live from the Company’s website at www.everi.com (select “Investors” followed by “Events & Presentations”).

Non-GAAP Financial Information
In order to enhance investor understanding of the underlying trends in our business, our cash balance and cash available for our operating needs, and to provide for better comparability between periods in different years, we are providing in this press release Adjusted EBITDA, Adjusted EBITDA Margin, net cash position and net cash available, which are not measures of our financial performance or position under United States Generally Accepted Accounting Principles (“GAAP”). Accordingly, Adjusted EBITDA and Adjusted EBITDA Margin should not be considered in isolation or as a substitute for measures prepared in accordance with GAAP. These measures should be read in conjunction with, our net earnings (loss), operating income (loss), basic or diluted earnings (loss) per share and cash flow data prepared in accordance with GAAP. With respect to net cash position and net cash available, these measures should be read in conjunction with cash and cash equivalents prepared in accordance with GAAP.

We define Adjusted EBITDA as earnings (loss) before interest, taxes, depreciation and amortization, non-cash stock compensation expense, accretion of contract rights, the adjustment to certain purchase accounting liabilities and the write-off of certain inventory and fixed assets. We present Adjusted EBITDA as we use this measure to manage our business and consider this measure to be supplemental to our operating performance. We also make certain compensation decisions based, in part, on our operating performance, as measured by Adjusted EBITDA; and our current credit facility and existing senior unsecured notes require us to comply with a consolidated secured leverage ratio that includes performance metrics substantially similar to Adjusted EBITDA. We define Adjusted EBITDA Margin as Adjusted EBITDA divided by revenues.

A reconciliation of the Company’s net income (loss) per GAAP to Adjusted EBITDA and Adjusted EBITDA Margin is included in the Unaudited Reconciliation of Net Income (Loss) to EBITDA and Adjusted EBITDA and Adjusted EBITDA Margin provided at the end of this release. Additionally, a reconciliation of each segment’s operating income (loss) to Adjusted EBITDA is also included. On a segment level, operating income (loss) per GAAP, rather than net earnings (loss) per GAAP, is reconciled to Adjusted EBITDA as the Company does not report net earnings (loss) by segment. In addition, Adjusted EBITDA Margin is provided on a segment level. Management believes that this presentation is meaningful to investors in evaluating the performance of the Company’s segments.

We define (i) net cash position as cash and cash equivalents plus settlement receivables less settlement liabilities and (ii) net cash available as net cash position plus undrawn amounts available under our revolving credit facility. We present net cash position because our cash position, as measured by cash and cash equivalents, depends upon changes in settlement receivables and the timing of payments related to settlement liabilities. As such, our cash and cash equivalents can change substantially based upon the timing of our receipt of payments for settlement receivables and payments we make to customers for our settlement liabilities.  We present net cash available as management monitors this amount in connection with its forecasting of cash flows and future cash requirements.

A reconciliation of the Company’s cash and cash equivalents per GAAP to net cash position and net cash available is included in the Unaudited Reconciliation of Cash and Cash Equivalents to Net Cash Position and Net Cash Available provided at the end of this release.

Cautionary Note Regarding Forward-Looking Statements
This press release contains “forward-looking statements” as defined in the U.S. Private Securities Litigation Reform Act of 1995. In this context, forward-looking statements often address our expected future business and financial performance, and often contain words such as “goal,” “target,” “future,” “estimate,” “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “project,” “may,” “should,” or “will” and similar expressions to identify forward-looking statements. Examples of forward-looking statements include, among others, statements the Company makes regarding (a) its ability to lower its annual cash interests costs and accelerate free cash flow generation; continue expanding the segments of the gaming floor the Company’s games address; continue product innovation; drive growth for the Company’s installed base and its DWPU, and in the Company’s annual ship share over the next several years; create incremental value for its shareholders; and improve its financial profile; and (b) its guidance related to 2018 financial and operational metrics, including Adjusted EBITDA, unit sales, the installed base size and placements, DWPU, revenue and anticipated levels of capital expenditures, depreciation expense, amortization expense, cash interest expense, and income tax benefit, including cash tax payments.
The forward-looking statements in this press release are subject to additional risks and uncertainties, including those set forth under the heading “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our periodic reports filed with the Securities and Exchange Commission (the “SEC”), including, without limitation, our Annual Reports on Form 10-K and quarterly reports on Form 10-Q, and are based on information available to us on the date hereof.

These cautionary statements qualify our forward-looking statements and you are cautioned not to place undue reliance on these forward-looking statements. Any forward-looking statement contained herein speaks only as of the date on which it is made, and we do not intend, and assume no obligation, to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

This press release should be read in conjunction with the Form 10-K or Form 10-Q to which it relates, and with the information included in our other press releases, reports and other filings with the SEC. Understanding the information contained in these filings is important in order to fully understand our reported financial results and our business outlook for future periods.

About Everi
Everi is a leading supplier of technology solutions for the casino gaming industry. The Company Powers the Casino Floor® by providing casino operators with a diverse portfolio of products including innovative gaming machines and casino operational and management systems that include comprehensive, end-to-end financial technology solutions, critical intelligence offerings, and gaming operations efficiency technology. Everi also provides proven, tier one land-based game content to online social and real-money markets via its Remote Game Server and operates social play for fun casinos. Everi’s mission is to be a transformative force for casino operations by facilitating memorable player experiences, delivering reliable protection and security, and striving for customer satisfaction and operational excellence. For more information, visit www.everi.com.

Contacts
Investor Relations
Richard Land, James Leahy
JCIR
212-835-8500 or evri@jcir.com

EVERI HOLDINGS INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME (LOSS) AND
COMPREHENSIVE INCOME (LOSS)
(In thousands, except earnings (loss) per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Revenues
Games revenues
Gaming operations	$43,540	$37,820	$126,618	$111,219
Gaming equipment and systems	21,068	16,292	63,499	52,574
Gaming other	1,231	1,340	1,887	2,039
Games total revenues	65,839	55,452	192,004	165,832

FinTech revenues
Cash access services	39,406	181,104	117,364	528,279
Equipment	7,155	3,011	16,338	9,008
Information services and other	7,930	7,755	24,307	23,970
FinTech total revenues	54,491	191,870	158,009	561,257

Total revenues	120,330	247,322	350,013	727,089

Costs and expenses
Games cost of revenues
Gaming operations	4,607	4,045	13,000	11,216
Gaming equipment and systems	11,907	8,568	34,693	26,544
Gaming other	1,059	1,207	1,618	1,743
Games total cost of revenues	17,573	13,820	49,311	39,503

FinTech cost of revenues
Cash access services	2,234	147,078	6,910	428,184
Equipment	3,846	1,887	9,786	5,518
Information services and other	949	873	3,146	2,402
FinTech total cost of revenues	7,029	149,838	19,842	436,104

Operating expenses	35,419	29,463	105,176	87,235
Research and development	5,407	4,545	14,313	13,706
Depreciation	17,304	12,539	43,830	34,765
Amortization	16,088	17,322	48,943	52,086
Total costs and expenses	98,820	227,527	281,415	663,399

Operating income	21,510	19,795	68,598	63,690

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Other expenses
Interest expense, net of interest income	20,160	23,368	62,589	72,306
Loss on extinguishment of debt	—	—	166	14,615
Total other expenses	20,160	23,368	62,755	86,921

Income (loss) before income tax	1,350	(3,573)	5,843	(23,231)

Income tax (benefit) provision	(719)	716	(2,310)	3,623
Net income (loss)	2,069	(4,289)	8,153	(26,854)
Foreign currency translation	(9)	602	(744)	1,710
Comprehensive income (loss)	$2,060	$(3,687)	$7,409	$(25,144)
Earnings (loss) per share
Basic	$0.03	$(0.06)	$0.12	$(0.40)
Diluted	$0.03	$(0.06)	$0.11	$(0.40)
Weighted average common shares outstanding
Basic	69,750	66,897	69,217	66,449
Diluted	74,594	66,897	73,712	66,449

The results for the three and nine month periods ended September 30, 2018 reflect the adoption of ASC 606.

EVERI HOLDINGS INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Nine Months Ended September 30,
	2018	2017
Cash flows from operating activities
Net income (loss)	$8,153	$(26,854)
Adjustments to reconcile net income (loss) to cash provided by operating activities:
Depreciation and amortization	92,773	86,851
Amortization of financing costs and discounts	3,969	4,567
Loss on sale or disposal of assets	687	1,580
Accretion of contract rights	6,299	5,845
Provision for bad debts	8,342	7,946
Deferred income taxes	(2,804)	3,174
Write-down of inventory and fixed assets	2,575	—
Reserve for obsolescence	1,386	46
Loss on extinguishment of debt	166	14,615
Stock-based compensation	6,117	5,125
Adjustment of certain purchase accounting liabilities	(550)	—
Changes in operating assets and liabilities:
Settlement receivables	1,703	1,569
Trade and other receivables	(23,856)	2,767
Inventory	(4,824)	(5,314)
Prepaid and other assets	(1,146)	(3,145)
Settlement liabilities	(12,889)	(41,799)
Accounts payable and accrued expenses	6,281	12,981
Net cash provided by operating activities	92,382	69,954
Cash flows from investing activities
Capital expenditures	(78,545)	(70,057)
Proceeds from sale of fixed assets	83	4
Placement fee agreements	(15,300)	(13,132)
Net cash used in investing activities	(93,762)	(83,185)
Cash flows from financing activities
Proceeds from current credit facility	—	820,000
Repayments of prior credit facility	—	(465,600)
Repayments of secured notes	—	(335,000)
Repayments of credit facilities	(6,150)	(2,050)
Debt issuance costs and discounts	(1,276)	(19,748)
Proceeds from exercise of stock options	9,529	4,046
Purchase of treasury stock	(57)	(21)
Net cash provided by financing activities	2,046	1,627
Effect of exchange rates on cash	(432)	1,365
Cash, cash equivalents and restricted cash
Net increase (decrease) for the period	234	(10,239)
Balance, beginning of the period	129,604	119,439
Balance, end of the period	$129,838	$109,200

EVERI HOLDINGS INC. AND SUBSIDIARIES
UNAUDITED NET VERSUS GROSS IMPACTS ON REVENUES AND COST OF REVENUES
(In thousands)

	Three Months Ended September 30,
	2018	2017	2017	2017
	As reported	As adjusted	Adjustments	As reported
Revenues
Games revenues
Gaming operations	$43,540	$37,677	$143	$37,820
Gaming equipment and systems	21,068	16,292	—	16,292
Gaming other	1,231	1,340	—	1,340
Games total revenues	65,839	55,309	143	55,452
FinTech revenues
Cash access services	39,406	36,484	144,620	181,104
Equipment	7,155	3,011	—	3,011
Information services and other	7,930	7,755	—	7,755
FinTech total revenues	54,491	47,250	144,620	191,870
Total revenues	$120,330	$102,559	$144,763	$247,322
Costs and expenses
Games cost of revenues
Gaming operations	$4,607	$3,902	$143	$4,045
Gaming equipment and systems	11,907	8,568	—	8,568
Gaming other	1,059	1,207	—	1,207
Games total cost of revenues	17,573	13,677	143	13,820
FinTech cost of revenues
Cash access services	2,234	2,458	144,620	147,078
Equipment	3,846	1,887	—	1,887
Information services and other	949	873	—	873
FinTech total cost of revenues	7,029	5,218	144,620	149,838
Total cost of revenues	$24,602	$18,895	$144,763	$163,658

Revenues for the three month period ended September 30, 2017 are presented on a comparable basis to retrospectively reflect a net versus gross reporting of revenues under ASC 606, which primarily impacts the Company’s FinTech business.

EVERI HOLDINGS INC. AND SUBSIDIARIES
UNAUDITED NET VERSUS GROSS IMPACTS ON REVENUES AND COST OF REVENUES
(In thousands)

	Nine Months Ended September 30,
	2018	2017	2017	2017
	As reported	As adjusted	Adjustments	As reported
Revenues
Games revenues
Gaming operations	$126,618	$110,941	$278	$111,219
Gaming equipment and systems	63,499	52,574	—	52,574
Gaming other	1,887	2,039	—	2,039
Games total revenues	192,004	165,554	278	165,832
FinTech revenues
Cash access services	117,364	107,193	421,086	528,279
Equipment	16,338	9,008	—	9,008
Information services and other	24,307	23,970	—	23,970
FinTech total revenues	158,009	140,171	421,086	561,257
Total revenues	$350,013	$305,725	$421,364	$727,089
Costs and expenses
Games cost of revenues
Gaming operations	$13,000	$10,938	$278	$11,216
Gaming equipment and systems	34,693	26,544	—	26,544
Gaming other	1,618	1,743	—	1,743
Games total cost of revenues	49,311	39,225	278	39,503
FinTech cost of revenues
Cash access services	6,910	7,098	421,086	428,184
Equipment	9,786	5,518	—	5,518
Information services and other	3,146	2,402	—	2,402
FinTech total cost of revenues	19,842	15,018	421,086	436,104
Total cost of revenues	$69,153	$54,243	$421,364	$475,607

Revenues for the nine month period ended September 30, 2017 are presented on a comparable basis to retrospectively reflect a net versus gross reporting of revenues under ASC 606, which primarily impacts the Company’s FinTech business.

EVERI HOLDINGS INC. AND SUBSIDIARIES
UNAUDITED RECONCILIATION OF CASH AND CASH EQUIVALENTS
TO NET CASH POSITION AND NET CASH AVAILABLE
(In thousands)

	September 30, 2018	December 31, 2017
Cash available
Cash and cash equivalents	$128,722	$128,586
Settlement receivables	225,210	227,403
Settlement liabilities	(304,594)	(317,744)
Net cash position	49,338	38,245

Undrawn revolving credit facility	35,000	35,000

Net cash available	$84,338	$73,245

EVERI HOLDINGS INC. AND SUBSIDIARIES
UNAUDITED RECONCILIATION OF NET INCOME (LOSS) TO EBITDA AND ADJUSTED EBITDA AND ADJUSTED EBITDA MARGIN ON AS COMPARABLE BASIS
(In thousands)

	Three Months Ended September 30, 2018			Three Months Ended September 30, 2017
	Games	FinTech	Total	Games	FinTech	Total
Net income (loss)			$2,069			$(4,289)
Income tax (benefit) provision			(719)			716
Interest expense, net of interest income			20,160			23,368

Operating (loss) income	$(746)	$22,256	$21,510	$1,787	$18,008	$19,795

Plus: depreciation and amortization	29,636	3,756	33,392	25,333	4,528	29,861

EBITDA	$28,890	$26,012	$54,902	$27,120	$22,536	$49,656

Non-cash stock compensation expense	771	1,041	1,812	403	1,242	1,645
Accretion of contract rights	2,121	—	2,121	1,936	—	1,936
Adjustment of certain purchase accounting liabilities	—	(550)	(550)	—	—	—

Adjusted EBITDA	$31,782	$26,503	$58,285	$29,459	$23,778	$53,237

Total revenues (1)	$65,839	$54,491	$120,330	$55,309	$47,250	$102,559

Adjusted EBITDA Margin	48%	49%	48%	53%	50%	52%

(1) Revenues for the three month period ended September 30, 2017 are presented on a comparable basis to retrospectively reflect a net versus gross reporting of revenues under ASC 606, which primarily impacts the Company’s FinTech business.

EVERI HOLDINGS INC. AND SUBSIDIARIES
UNAUDITED RECONCILIATION OF NET INCOME (LOSS) TO EBITDA AND ADJUSTED EBITDA AND ADJUSTED EBITDA MARGIN ON AS COMPARABLE BASIS
(In thousands)

	Nine Months Ended September 30, 2018			Nine Months Ended September 30, 2017
	Games	FinTech	Total	Games	FinTech	Total
Net income (loss)			$8,153			$(26,854)
Income tax (benefit) provision			(2,310)			3,623
Loss on extinguishment of debt			166			14,615
Interest expense, net of interest income			62,589			72,306

Operating income	$5,914	$62,684	$68,598	$9,300	$54,390	$63,690

Plus: depreciation and amortization	80,280	12,493	92,773	72,159	14,692	86,851

EBITDA	$86,194	$75,177	$161,371	$81,459	$69,082	$150,541

Non-cash stock compensation expense	2,075	4,042	6,117	1,441	3,684	5,125
Accretion of contract rights	6,299	—	6,299	5,845	—	5,845
Adjustment of certain purchase accounting liabilities	—	(550)	(550)	—	—	—
Write-off of inventory and fixed assets	2,575	—	2,575	—	—	—

Adjusted EBITDA	$97,143	$78,669	$175,812	$88,745	$72,766	$161,511

Total revenues (1)	$192,004	$158,009	$350,013	$165,554	$140,171	$305,725

Adjusted EBITDA Margin	51%	50%	50%	54%	52%	53%

(1) Revenues for the nine month period ended September 30, 2017 are presented on a comparable basis to retrospectively reflect a net versus gross reporting of revenues under ASC 606, which primarily impacts the Company’s FinTech business.

EVERI HOLDINGS INC. AND SUBSIDIARIES
RECONCILIATION OF PROJECTED NET INCOME TO PROJECTED EBITDA
AND PROJECTED ADJUSTED EBITDA
FOR THE YEAR ENDING DECEMBER 31, 2018
(In thousands)

	2018 Adjusted EBITDA Guidance Range(1)
	Low	High
Projected net income	$7,450	$1,950
Projected income tax benefit	(3,000)	(5,000)
Projected interest expense, net of interest income	82,900	86,800
Projected loss on extinguishment of debt	100	200

Projected operating income	$87,450	$83,950

Plus: projected depreciation and amortization	122,000	130,000

Projected EBITDA	$209,450	$213,950

Projected non-cash stock compensation expense	8,000	7,000
Projected accretion of contract rights	8,500	8,000
Projected inventory and fixed assets write-off	2,600	2,600
Projected adjustment to certain purchase accounting liabilities	(550)	(550)

Projected Adjusted EBITDA	$228,000	$231,000
(1) All figures presented are projected estimates for the year ending December 31, 2018.